Exhibit 99.1

September 17, 2014	For More Information Contact:
Mark D. Curtis, EVP, CFO & Treasurer
(516) 671-4900 Ext. 556

PRESS RELEASE
THE FIRST OF LONG ISLAND CORPORATION ANNOUNCES
-----  3-FOR-2 STOCK SPLIT  -----
-----  7.7% INCREASE IN QUARTERLY CASH DIVIDEND  -----

Glen Head, New York, September 17, 2014 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq:FLIC) announced today a 3-for-2 stock split.  The stock split will be effected through a 50% stock dividend entitling each stockholder of record to receive one additional share of common stock for each two shares owned.  The Corporation will not pay cash in lieu of fractional shares, but will instead round-up each shareholder’s entitlement to the nearest full share.  Additional shares issued as a result of the stock split will be distributed on October 15, 2014, to shareholders of record on October 1, 2014.  Trading of the Corporation’s shares on a split-adjusted basis will begin on October 16, 2014.

The Corporation also announced a cash dividend of $.28 per share on its pre-split shares with the same record and payment dates as the stock split.  This represents a 7.7% increase over the dividend of $.26 per share declared in the same quarter last year.

Michael N. Vittorio, President and Chief Executive Officer of The First of Long Island Corporation, stated: “We are proud of the long-term value we have created for our shareholders.  The stock split may broaden our investor base and improve the trading volume and liquidity of our common stock.  The increase in the cash dividend is an expression of our confidence in the Corporation’s future earnings power and represents the continuation of a trend of increases over many years.”

The Bank currently has thirty-eight branches in Nassau and Suffolk Counties, Long Island and Manhattan.  The Bank expects to open its thirty-ninth branch in Manhasset, Long Island and its fortieth branch in Greenlawn, Long Island within the next three months.